Exhibit 10.10

EXECUTION VERSION

Dated 28 March 2014

KYUDEN SARULLA PTE. LTD.

ORSARULLA INC.

PT MEDCO GEOPOWER SARULLA

SARULLA OPERATIONS LTD

SARULLA POWER ASSET LIMITED

as the Borrower

and

ASIAN DEVELOPMENT BANK

as ADB (in certain capacities)

ADB FACILITY AGREEMENT

relating to the

SARULLA GEOTHERMAL POWER PROJECT

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

(65) 6536 1161 (Tel)

(65) 6536 1171 (Fax)

www.lw.com

i

THIS AGREEMENT (this “Agreement”) is dated 28 March 2014 and is made between:

(1)

KYUDEN SARULLA PTE. LTD., a limited liability company established under the laws of Singapore whose registered head office is at 158 Cecil Street, #11-01, Singapore 069545 (the “Kyushu Borrower Entity”);

(2)

ORSARULLA INC., an exempted company with limited liability incorporated in the Cayman Islands with registered number 186158 and its registered office at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands (the “Ormat Borrower Entity”);

(3)

PT MEDCO GEOPOWER SARULLA, a limited liability company established under the laws of the Republic of Indonesia whose registered head office is at The Energy Building 50th Floor SCBD Lot 11A Jl. Jend Sudirman Kav. 52-53, Jakarta 12190, Indonesia (the “Medco Borrower Entity”);

(4)

SARULLA OPERATIONS LTD, an exempted company with limited liability incorporated in the Cayman Islands with registered number 196738 and its registered office at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands (the “Operator”);

(5)

SARULLA POWER ASSET LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with registered number 189923 and its registered office at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands (the “Itochu Borrower Entity”);

(6)	ASIAN DEVELOPMENT BANK, an international organisation established by the Agreement Establishing the Asian Development Bank, in its individual capacity;

(7)

ASIAN DEVELOPMENT BANK, an international organisation established by the Agreement Establishing the Asian Development Bank, not in its individual capacity but solely in its capacity as an implementing entity of the Clean Technology Fund; and

(8)

ASIAN DEVELOPMENT BANK, an international organisation established by the Agreement Establishing the Asian Development Bank, not in its individual capacity but solely in its capacity as an implementing entity of the Canadian Climate Fund for the Private Sector in Asia under the Clean Energy Financing Partnership Facility (established by the Government of Canada).

BACKGROUND

(A)	The Borrower proposes to develop, construct, operate and maintain the Project.

(B)	ADB, the Borrower and certain other parties have entered into a Common Terms Agreement (the “Common Terms Agreement”) concerning the Project.

(C)

ADB has agreed to provide the Borrower with a term loan facility in an amount not exceeding USD350,000,000 on the terms and subject to the conditions set out in this Agreement and the Common Terms Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context requires otherwise or unless otherwise defined in this Agreement, the following terms have the following meanings:

“ADB”	means the Asian Development Bank in each of the capacities described in paragraphs (6) through (8) of the Preamble to this Agreement.

“ADB Commitment”	means the aggregate of the ADB Tranche A Commitment, the ADB Tranche B Commitment and the ADB Tranche C Commitment, being USD350,000,000 at the date of this Agreement.

“ADB Event of Default”

means:

(a)           any event or circumstance described in Clauses 14.3 (Cessation of ADB Membership), 14.4 (Anti Money Laundering and Anticorruption), or 14.5 (Safeguards and Social Provisions);

(b)           an Equity Party is named on ADB's Sanctions List;

(c)           the Borrower does not comply with Clause 3.1(a) (Use of Facility); or

(d)           the Borrower applies amounts borrowed by it under the ADB Facility to a Prohibited Activity.

“Advance”	means a cash loan made or to be made (as the context requires) by ADB under an ADB Tranche pursuant to this Agreement.

“ADB Eligible Costs”	means Project Costs which relate to goods and/or services produced in, or supplied from, ADB member countries.

“ADB Facility”	has the meaning given to it in Clause 2.1 (The Facility).

“ADB's Sanctions List”	means ADB's published and unpublished list of all persons who are ineligible for participating in ADB financed projects.

“ADB Tranche”	means ADB Tranche A, ADB Tranche B or ADB Tranche C.

“ADB Tranche A”	has the meaning given to it in Clause 2.1(b) (The Facility).

“ADB Tranche A Commitment”	means the sum of USD250,000,000, to the extent not cancelled, reduced or transferred by ADB under the Common Terms Agreement and this Agreement.

“ADB Tranche A Commitment Fee”	has the meaning given to it in Clause 10.2(a) (ADB Tranche A Commitment Fee).

“ADB Tranche A Margin”

means:

(a)           on and from the First Advance, two point five per cent (2.50%) per annum until the earlier of:

(i)          the date four (4) years after the First Advance; and

(ii)         the Lenders’ Completion Date;

(b)           on and from the earlier of:

(i)          the date four (4) years after the First Advance; and

(ii)         the Lenders’ Completion Date,

two point two per cent (2.20%) per annum to the date ten (10) years after the First Advance;

(c)           on and from the date ten (10) years after the First Advance to the date fifteen (15) years after the First Advance, two point six per cent (2.60%) per annum; and

(d)          thereafter until all amounts outstanding under the Senior Finance Documents with respect to ADB Tranche A have been repaid in full, two point nine per cent (2.90%) per annum.

“ADB Tranche B”	has the meaning given to it in Clause 2.1(b)(ii) (The Facility).

“ADB Tranche B Commitment”	means the sum of USD80,000,000, to the extent not cancelled, reduced or transferred by ADB under the Common Terms Agreement and this Agreement.

“ADB Tranche C”	has the meaning given to it in Clause 2.1(b)(iii) (The Facility).

“ADB Tranche C Commitment”	means the sum of USD20,000,000, to the extent not cancelled, reduced or transferred by ADB under the Common Terms Agreement and this Agreement.

“Authorisation”

means:

(a)          an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)          in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Available Commitment”

means, at any time in relation to an ADB Tranche, the ADB Tranche A Commitment (in the case of ADB Tranche A), the ADB Tranche B Commitment (in the case of ADB Tranche B) or the ADB Tranche C Commitment (in the case of ADB Tranche C), less (in each case):

(a)          the aggregate amount of all Advances under that ADB Tranche; and

(b)          in relation to any proposed Advance under that ADB Tranche, the aggregate amount of any Advances that are due to be made under that ADB Tranche on or before the proposed Drawdown Date.

“Baseline Biodiversity Assessment” or “BBA”

means a planned and comprehensive baseline biodiversity assessment that includes primary data gathering, evaluation and analyses of conditions, status or quality of forest cover, vegetation, wildlife, aquatic and terrestrial habitats within the areas directly and indirectly affected by the Project.

“Board of Governors”	means the board of governors of ADB from time to time.

“Biodiversity Offset Management Plan” or “BOMP”

means a plan that contains various biodiversity conservation measures to offset, enhance, protect and conserve the project affected biodiversity. The BOMP will include the (a) identification of suitable sites/areas, (b) design of biodiversity offsetting activities, (c) quantification of conservation benefits and gains, (d) development of operational management plans and associated legal, institutional arrangements, roles and requisite capacities, (e) calculation of budgets and design of suitable financial arrangements, (f) development of stakeholder participation programs, benefit mechanisms and compensation requirements, and (g) establishment of appropriate monitoring and evaluation arrangements.

“Coercive Practice”	means impairing or harming or threatening to impair or harm, directly or indirectly, any person or the property of the person, to influence improperly the actions of that person.

“Collusive Practice”	means an arrangement between two or more persons designed to achieve an improper purpose, including influencing improperly the actions of another person.

“Common Terms Agreement”	has the meaning given to it in paragraph B of the recitals of this Agreement.

“Corrective Action Plan”

means a corrective action plan required in accordance with the Safeguards and Social Provisions, which is required to be cleared by ADB, and to include the following:

(a)           a description of (i) each relevant Safeguards and Social Non Compliance, or (ii) each non-compliance issue identified in any relevant environment and/or social compliance audit, including (in either case) their extent, magnitude and impact;

(b)          a description of the cause of each Safeguards and Social Non Compliance and, if applicable, non-compliance issues referred to in paragraph (a) above and the period for which each continued;

(c)           the proposed actions to correct any damage or adverse consequences caused by the relevant Safeguards and Social Non Compliance and, if applicable, non-compliance issues referred to above;

(d)           the identity of the person who will be implementing such proposed actions;

(e)           a time schedule for implementing such proposed actions, including the start date, the proposed end date and key milestones;

(f)            if required under Safeguards Requirements, the estimated cost of such proposed actions; and

(g)           the proposed actions (including any proposed updates to the Safeguards and Social Documents) to prevent any similar Safeguards and Social Non Compliance from occurring in the future.

“Corrupt Practice”	means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to influence improperly the actions of another person.

“Country”	means the Republic of Indonesia.

“Critical Habitat Assessment” or “CHA”

means a concept constructed by the International Finance Corporation (IFC) within Performance Standard 6 (PS6) and by the European Bank for Reconstruction (EBRD) and Development within Performance Requirement 6 (PR6) in order to facilitate the identification of areas of high biodiversity value including (a) habitat required for the survival of critically endangered or endangered species; areas having special significance for endemic or restricted-range species; (b) sites that are critical for survival of migratory species; (c) areas supporting globally significant concentrations or numbers of individuals of congregatory species; (d) areas with unique assemblages of species or that are associated with key evolutionary process or provide key ecosystem services; and (e) areas having biodiversity of significant social, economic or cultural importance to local communities. PS6 and PR6 establish the criteria by which Natural, Modified and Critical Habitat are defined. Critical Habitat is a subset of both Natural and Modified Habitats, defined through the criteria of Paragraph 9 of PS6 and Paragraph 13 of PR6. The intention of conducting Critical Habitat Assessment is to define areas in which development would be of a particularly sensitive nature and require special attention if it were to go ahead.

“Development Effectiveness Monitoring Report”	means a development effectiveness monitoring report in the form set out in Schedule 3 (Form of Development Effectiveness Monitoring Report).

“Drawdown Date”	means the date on which an Advance is made pursuant to this Agreement.

“Drawdown Notice”	means a notice substantially in the form set out in Schedule 1 (Drawdown Notice).

“Environmental and Social Impact Assessment” (or “ESIA”)

means the Environmental, Social, and Health Impact Assessment (ESIA) Addendum dated October 2013 prepared in accordance with the Safeguards Requirements by qualified and experienced experts appointed by the Borrower and cleared by ADB as being in compliance with the SPS on 9 October 2013 together with Environmental Impact Statement (ANDAL), Environmental Management Plan (RKL), Environmental Monitoring Plan (RPL) posted on the ADB website in August 2009 and the Environmental and Social Compliance Audit Report and Corrective Action Plan posted on the ADB website on October 2013; and, where the Borrower is required to prepare a further environmental assessment either (a) under the Safeguards Requirements or (b) in accordance with any requirement of the current ESMP, then it means such updated and/or new environmental and social impact assessment cleared by ADB.

“Environmental and Social Management and Monitoring Plan-Construction Phase” or “ESMMP-CP”	means the environmental management and monitoring plan prepared by each Power Plant Contractor and approved by the Borrower (included in the ESMS).

“Environmental and Social Management and Monitoring Plan – Operation Phase” or “ESMMP-OP”	means the detailed environmental management and monitoring plan, which addresses issues that require attention and monitoring during the operation phase of the Project (included in the ESMS).

“Environmental and Social Management Plan” (or “ESMP”)

means:

(a)           the environmental and social management plan for the Project dated October 2013 and incorporated into the ESIA (as Volume II) prepared in accordance with the Safeguards Requirements by qualified and experienced experts appointed by the Borrower and cleared by ADB; and

(b)           where the Borrower is required to prepare an updated or a new environmental management plan either:

(i)           under the Safeguards Requirements; or

(ii)          in accordance with any requirement of the current ESMP, then it means such updated and/or new environmental and social management plan cleared by ADB for incorporation into the ESIA.

“Environmental Requirements”	means the principles and requirements set out in Chapter V, Appendix 1 and (as applicable) Appendix 4 of the SPS.

“Event of Default”	means any event or circumstance specified in Clause 14 (Events of Default).

“Financing of Terrorism”	means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

“First Advance”	means the first Advance made to the Borrower under this Agreement.

“Fraudulent Practice”	means any act or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a person to obtain a financial or other benefit or to avoid an obligation.

“Hazardous Substance”	means any hazardous waste, substance, material or product referred to in the Safeguards Requirements, or defined, listed, classified or regulated as such in or under any Applicable Law.

“Indigenous Peoples Plan”

means the Indigenous Peoples Plan for the Project dated October 2013 (included as Volume III to the ESIA) prepared in accordance with the Safeguards Requirements by qualified and experienced experts appointed by the Borrower and cleared by ADB as being in compliance with the Safeguards Policy Statement 2009 and attached as a schedule to this Agreement and, where the Borrower is required to prepare an updated or a new indigenous peoples plan either:

(a)           under the Safeguards Requirements; or

(b)           in accordance with any requirement of the current Indigenous Peoples Plan,

then it means such updated and/or new indigenous peoples plan cleared by ADB.

“Indigenous Peoples Requirements” (or “IPP”)	means the principles and requirements set out in Chapter V, Appendix 3 and (as applicable) Appendix 4 of the SPS.

“Interest Period”

means, in relation to an Advance, each period determined in accordance with Clause 9 (Interest Period) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default Interest).

“Involuntary Resettlement Requirements”	means the principles and requirements set out in Chapter V, Appendix 2 and (as applicable) Appendix 4 of the SPS.

“Money Laundering”

means:

(a)           the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b)           the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c)           the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

“Obstructive Practice”

means:

(a)          deliberately destroying, falsifying, altering or concealing evidence material to an investigation by ADB into allegations of a Coercive Practice, Collusive Practice, Corrupt Practice or Fraudulent Practice; making false statements to investigators, in order to materially impede such investigation; failing to comply with requests to provide information, documents or records in connection with such investigation; and threatening, harassing or intimidating any person to prevent it from disclosing its knowledge of matters relevant to such investigation or from pursuing such investigation; or

(b)          acts intended to materially impede the exercise of ADB’s contractual rights of audit or inspection or access to information under any Senior Finance Document in connection with an investigation by ADB into allegations of a Coercive Practice, Collusive Practice, Corrupt Practice or Fraudulent Practice.

“Party”	means a party to this Agreement.

“Prohibited Activity”

means any activity which constitutes a prohibited investment activity under Appendix 5 (ADB Prohibited Investment Activities List) of the Safeguard Policy Statement, which at the date of this Agreement is set out in Schedule 4 (Prohibited Activities).

“Repayment Date”	has the meaning given to it in Clause 6.1 (Repayment Instalments).

“Repayment Instalment”	has the meaning given to it in Clause 6.1 (Repayment Instalments).

“Repayment Schedule”

means the table of the amounts of scheduled Repayment Instalments for each ADB Tranche and their corresponding dates as set out in Schedule 2 (Repayment Schedule), as adjusted or replaced pursuant to Clause 6.1 (Repayment Instalments).

“Resettlement Plan” (or “RP”)

means the Resettlement Plan for the Project dated October 2013 (included as Volume V to the ESIA) which is prepared in accordance with the Safeguards Requirements by qualified and experienced experts appointed by the Borrower and cleared by ADB as being in compliance with the Safeguards Policy Statement on 17 October 2013 and:

(a)           where such Resettlement Plan is tentative then it means the finalised Resettlement Plan (when prepared by the Borrower, and cleared by ADB); or

(b)          where the Borrower is required to prepare a revised, supplementary, new or updated Resettlement Plan under the Safeguards Requirements or in accordance with any requirement of the current Resettlement Plan, then it means such revised, supplementary, new or updated Resettlement Plan cleared by ADB.

“Safeguard Policy Statement” (or “SPS”)	means ADB's Safeguard Policy Statement (2009).

“Safeguards and Social Claim”

means, with respect to the Borrower, any administrative, regulatory or judicial action or any written notice, claim, suit, lien, judgment or demand by any Authority which alleges circumstances which (if established) would constitute a Safeguards and Social Non Compliance.

“Safeguards and Social Documents”

(a)           the AMDAL;

(b)           the ESIA;

(c)           the Environmental and Social Action Plan;

(d)           the Environmental and Social Management Plan;

(e)           the Resettlement Plan;

(f)            the Indigenous Peoples Plan;

(g)           each Corrective Action Plan (cleared by ADB) and any other document required to be prepared by the Borrower under the SPS setting out any preventative and corrective actions;

(h)           any other document, plan or programme designated in writing by ADB and the Borrower as a Safeguards and Social Document; and

(i)            any documents required at any time to be prepared by the Borrower under the Safeguard Requirements as a result of any unanticipated impacts found during construction, implementation or operation of the Project.

“Safeguards and Social Non Compliance”	means any failure to comply with, or any action or omission which is inconsistent with, any of the Safeguards and Social Provisions.

“Safeguards and Social Monitoring Report”

means each report prepared by the Borrower in accordance with the Safeguards Requirements, for monitoring and measuring the progress of implementation of the ESMP, the Resettlement Plan, the Indigenous Peoples Plan and/or the Social Protection and Gender Requirements (as applicable), including any corrective and preventative actions.

“Safeguards and Social Provisions”

means:

(a)           the Safeguards Requirements;

(b)           the Safeguards and Social Documents;

(c)           the Social Protection and Gender Requirements (as applicable); and

(d)          the Applicable Laws pertaining to the Project relating to labour, protection of the environment, pollution, health and safety, indigenous peoples, and/or involuntary resettlement, and including any Authorisation issued under any such Applicable Laws.

“Safeguards Requirements”	means the Environmental Requirements, the Involuntary Resettlement Requirements and the Indigenous Peoples Requirements, together with all equivalent requirements under Applicable Law.

“Significant Safeguards and Social Reporting Event”

means:

(a)          the release of any Hazardous Substance on or from any property associated with the Project other than in accordance with the Safeguards and Social Provisions;

(b)          any unanticipated incident, accident or circumstance which has resulted in or is likely to result in significant, severe or irreversible damage or impact on the environment, or damage, impact or harm to the lives, livelihood, quality of life, health, safety, security, property or cultural heritage of affected people;

(c)           any incident or accident in connection with the Project resulting in death or significant injury; and/or

(d)           any material explosion or fire at or on any property associated with the Project.

“Significant Safeguards and Social Non Compliance”

means any Safeguards and Social Non Compliance which:

(a)          is an intentional or reckless disregard of any specific prohibition, commitment or obligation set out in the Safeguards and Social Provisions; or

(b)           has resulted in or is likely to result in significant, severe or irreversible damage or impact on the environment or damage, impact or harm to the lives, livelihood, quality of life, health, safety, security, property or cultural heritage of affected people; or

(c)           has or is likely to have a material and adverse impact on the reputation or business of ADB.

“Significant Sub-Contractors”	means any person appointed or to be appointed by the Contractors to carry out works for the Project, and including any replacement entity appointed as such pursuant to the terms of this Agreement.

“Social Protection and Gender Requirements”	means the requirements in relation to labour and gender, as set out in the ESMP, IPP and RP, and any other specific management plans.

“Unpaid Sum”	means any sum due and payable but unpaid by the Borrower under this Agreement.

1.2	Defined Terms in Common Terms Agreement

Terms defined, or incorporated by reference, in the Common Terms Agreement have the same meaning when used in this Agreement unless otherwise defined in this Agreement or the context otherwise permits.

1.3	Construction and Interpretation

(a)

The provisions of Clauses 1.2 (Construction), 1.3 (Successors and Assigns) and 1.4 (Miscellaneous) of the Common Terms Agreement are incorporated into this Agreement mutatis mutandis as if the same had been set out in full herein, except that each reference to the Common Terms Agreement shall be deemed to be a reference to this Agreement.

(b)	Any reference in this Agreement to:

(i)

phrases such as satisfactory to ADB, approved by ADB, acceptable to ADB, cleared by ADB, in ADB's discretion, and similar phrases authorise and permit ADB to approve, disapprove, act or decline to act in its sole discretion and the relevant expression of satisfaction, approval, clearance and acceptance is required to be in writing; and

(ii)	phrases in the Glossary of the Safeguards Policy Statement shall have the meanings therein set out for the purposes of construing the Safeguards Requirements.

(c)

If any Safeguards and Social Provision imposes higher or more stringent requirements or standards to those set out in any other Safeguards and Social Provision, then the higher or more stringent requirements or standards will prevail for the purposes of the Senior Finance Documents.

1.4	Incorporation by Reference

Where provisions of the Common Terms Agreement are incorporated in this Agreement by reference, such provisions shall be incorporated into this Agreement mutatis mutandis as if the same had been set out in full herein, except that each reference to the Common Terms Agreement shall be deemed to be a reference to this Agreement.

1.5	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to the time in Manila, Republic of the Philippines.

1.6	Third Party Rights

Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contract (Right of Third Parties) Act 1999. Notwithstanding any term of this Agreement or any other Senior Finance Document, no consent of any third party is required for any amendment to any provision of this Agreement.

1.7	Supremacy

If there is any conflict between the terms of this Agreement and the terms of any other Senior Finance Document, except the Intercreditor Deed, the terms of this Agreement shall prevail.

1.8	Joint and Several Obligations

(a)	Each Borrower Entity shall be jointly and severally liable as the Borrower for the performance of each Borrower Entity’s obligations under this Agreement.

(b)

For the purposes of this Agreement, if one or more (but not all) Borrower Entities are aware of an event or circumstance, all Borrower Entities shall be considered to be aware of such event or circumstance.

1.9	Borrower Entities’ Agent

(a)

Each Borrower Entity (other than the Operator) by its execution of this Agreement irrevocably appoints the Operator (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Senior Finance Documents and irrevocably authorises:

(i)

the Operator on its behalf to supply all information concerning itself contemplated by the Senior Finance Documents to the Senior Finance Parties and to give all notices and instructions (including Drawdown Notices), to execute on its behalf any deed of accession, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Borrower Entity notwithstanding that they may affect the Borrower Entity, without further reference to or the consent of that Borrower Entity; and

(ii)	each Senior Finance Party to give any notice, demand or other communication to that Borrower Entity pursuant to the Senior Finance Documents to the Operator,

and in each case the Borrower Entity shall be bound as though the Borrower Entity itself had given the notices and instructions (including, without limitation, any Drawdown Notice) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Operator or given to the Operator under any Senior Finance Document on behalf of another Borrower Entity or in connection with any Senior Finance Document (whether or not known to any Borrower Entity and whether occurring before or after such other Borrower Entity became a Borrower Entity under any Senior Finance Document) shall be binding for all purposes on that Borrower Entity as if that Borrower Entity had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Operator and any other Borrower Entity, those of the Operator shall prevail.

2.	Facility and Tranches

2.1	The Facility

(a)

Subject to the terms of this Agreement, ADB agrees to make available to the Borrower during the Availability Period a term loan facility in an aggregate amount not to exceed the ADB Commitment (the “ADB Facility”).

(b)	The ADB Facility shall be comprised of:

(i)	a tranche funded by ADB in its own capacity up to an amount equal to the ADB Tranche A Commitment (“ADB Tranche A”);

(ii)

a tranche provided by ADB, not in its individual capacity but solely in its capacity as an implementing entity of the Clean Technology Fund, up to an amount equal to the ADB Tranche B Commitment (“ADB Tranche B”); and

(iii)

a tranche provided by ADB, not in its individual capacity but solely in its capacity as an implementing entity of the Canadian Climate Fund for the Private Sector in Asia under the Clean Energy Financing Partnership Facility (established by the Government of Canada), up to an amount equal to the ADB Tranche C Commitment (“ADB Tranche C”).

3.	purposes

3.1	Use of Facility

(a)	The Borrower shall apply all amounts borrowed by it under the ADB Facility towards the financing of Project Costs (so long as they are also ADB Eligible Costs).

(b)	No Advance may be used for any purpose other than as specified in paragraph (a) above or as otherwise approved by ADB.

3.2	Monitoring

ADB is not bound to monitor or verify the application of any Advance pursuant to this Agreement.

4.	Conditions Precedent

4.1	Conditions Precedent to Delivery of First Drawdown Notice

The Borrower may not deliver a Drawdown Notice under this Agreement unless:

(a)	all of the requirements set out in Clause 3.1 (Conditions Precedent to Delivery of First Drawdown Notice) to the Common Terms Agreement have been satisfied or waived;

(b)

ADB has received an original signed letter from the government of the Country addressed to ADB confirming that the government of the Country has no objection to ADB's proposed financial assistance to the Borrower; and

(c)	the following environmental and social requirements have been fulfilled by the Borrower:

(i)	delivery to ADB of:

(A)	the BAP, BBA, BOMP and CHA;

(B)	the Addendum ANDAL;

(C)	the Resettlement Plan;

(D)	the Indigenous Peoples Plan; and

(E)	the Environmental and Social Action Plan, in each case in a form and substance satisfactory to ADB; and

(ii)	engagement of a qualified environmental and social monitoring expert cleared by ADB.

4.2	Conditions Precedent to all Advances

ADB will only be obliged to comply with Clause 5.1(b)(Delivery of a Drawdown Notice) in relation to each Advance if on the date of the Drawdown Notice and on the proposed Drawdown Date:

(a)	each of the conditions set out in Clause 3 (Conditions Precedent) of the Common Terms Agreement have been satisfied or waived with respect to that Advance; and

(b)

the Board of Governors of ADB has not suspended the Country from membership in ADB pursuant to Article 42 of the ADB Charter, the Country has not otherwise ceased to be a member of ADB, and the Country has not given a notice of withdrawal from membership pursuant to Article 41 of the ADB Charter.

4.3	Conditions for ADB’s Benefit

The conditions in this Clause 4 (Conditions Precedent to Delivery of First Drawdown Notice) are for the benefit of ADB only and may be waived by ADB in accordance with the provisions of this Agreement and the Intercreditor Deed.

4.4	Notification of Receipt of Conditions Precedent

After the receipt of a Drawdown Notice, ADB shall notify the Borrower and the Intercreditor Agent as to whether the conditions, documents and evidence (which it has to confirm in accordance with this Agreement) have been satisfied and/or delivered in accordance with Clauses 4.1(Conditions Precedent to Delivery of First Drawdown Notice) and 4.2 (Conditions Precedent to all Advances).

4.5	Saving of Right

Unless ADB otherwise notifies the Borrower, and without limiting the generality of this Clause 4 (Conditions Precedent to Delivery of First Drawdown Notice), the right of ADB to require compliance with any condition under this Agreement which it waives in respect of any particular Drawdown Notice is preserved for the purposes of any subsequent Drawdown Notice.

4.6	Authority to Pay Proceeds of Advance

(a)	ADB is irrevocably and unconditionally authorised by the Borrower to pay and apply the proceeds of each Advance in accordance with the applicable Drawdown Notice.

(b)

The Borrower agrees that any Advance disbursed in accordance with a Drawdown Notice shall be deemed to have been made to and for the account of the Borrower and the Borrower waives all rights of protest that it may have to the contrary.

5.	drawdown

5.1	Delivery of a Drawdown Notice

(a)	Subject to the terms and conditions of this Agreement, the Borrower may utilise the ADB Facility by delivery to ADB (with a copy to the Intercreditor Agent) of:

(i)	a duly completed original Drawdown Notice requesting an Advance to be made:

(A)

for the First Advance, at least four (4) days on which banks are generally open for business in Manila and New York before the Drawdown Date of the proposed Advance to be made under this Agreement; and

(B)	for each other Advance, at least eight (8) Business Days before the Drawdown Date of the proposed Advance to be made under this Agreement; and

(ii)	such evidence as ADB may reasonably request of the proposed utilisation of proceeds of that Advance or the utilisation of proceeds of any prior Advance.

(b)

Subject to Borrower’s compliance with Clause 5.2 (Completion of a Drawdown Notice) below, ADB shall pay the proceeds of each Advance to the Onshore Disbursement Account in accordance with the payment instructions specified in the Drawdown Notice.

5.2	Completion of a Drawdown Notice

(a)	Each Drawdown Notice in respect of an Advance is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Drawdown Date is a Business Day within the Availability Period;

(ii)	it specifies the ADB Tranche under which the Advance is proposed to be drawn;

(iii)	the specified currency of the Advance is U.S. Dollars;

(iv)	the amount of the Advance proposed in the Drawdown Notice is less than or equal to the Available Commitment in respect of the ADB Tranche to be drawn;

(v)	the proposed Interest Period specified in the Drawdown Notice complies with Clause 9 (Interest Periods);

(vi)	the Drawdown Notice is executed by two Authorised Representatives of the Operator;

(vii)

the Borrower certifies that the proceeds of the Advance are to be applied in discharge of Project Costs (that are also ADB Eligible Costs) that are due and payable or projected to become due and payable within sixty (60) days of the proposed Drawdown Date; and

(viii)

the amount of each Advance requested under the relevant ADB Tranche is a multiple of USD100,000 and shall be made in such amount so as to ensure that the aggregate amount of all Advances made under the Senior Facilities on that Drawdown Date equals or exceeds USD1,000,000 unless the amount of the requested Advance is for all of the Available Commitment for the relevant ADB Tranche, in which case the requirements in this paragraph (viii) shall not apply.

(b)	No more than one (1) Drawdown Notice for each ADB Tranche may be made by the Borrower in each calendar month.

(c)	A separate Drawdown Notice shall be issued for each ADB Tranche.

5.3	Records

The Borrower shall retain or cause to be retained until two (2) years after the Availability Period all records (contracts, orders, notices, invoices, bills, receipts and other documents) evidencing the expenditures for which Advances are requested in accordance with the Common Terms Agreement and this Agreement and shall enable representatives or agents of ADB to examine such records.

6.	Repayment

6.1	Repayment Instalments

(a)

The Borrower shall repay to ADB the outstanding Advances in semi-annual instalments (each, a “Repayment Instalment”) on the dates (each a “Repayment Date”) and in the amounts set out in the Repayment Schedule.

(b)	Repayment Instalments must be made in order to effect receipt by ADB for value on the relevant Repayment Date in accordance with Clause 16.2 (Place and Time for Payment).

(c)	Notwithstanding anything to the contrary in this Agreement, all outstanding Advances must be repaid in full on the Final Maturity Date.

(d)	The Borrower may not re-borrow any part of an Advance which is repaid or prepaid.

6.2	Repayment Schedule

(a)	If:

(i)

less than the full amount of the ADB Commitment is disbursed under this Agreement and the remainder of the ADB Commitment is reduced to zero or otherwise cancelled at the end of the Availability Period, then the Repayment Schedule shall be adjusted by deducting the amount of such reduction or cancellation pro rata (in line with the relevant percentage figures set out in the Repayment Schedule) from each of the Repayment Instalments; or

(ii)

any portion of the ADB Facility is prepaid in accordance with this Agreement and the Common Terms Agreement, then the Repayment Schedule shall be adjusted by deducting the amount of such prepayment from each of the Repayment Instalments either in inverse order of maturity or on a pro rata basis (in line with the relevant percentage figures set out in the Repayment Schedule), as expressly required by the Common Terms Agreement, provided that, each Repayment Instalment shall be rounded up to the nearest multiple of US$1,000 and the aggregate amount of any increases resulting from such adjustments shall be deducted from the final Repayment Instalment.

(b)

If any adjustment to the Repayment Schedule is required pursuant to paragraph (a) above, ADB shall promptly (and in any event no later than ten (10) Business Days after such event) prepare and deliver to the Borrower and the Intercreditor Agent (to forward to the JBIC Facility Agent and the Covered Lenders Facility Agent) an updated Repayment Schedule, and such updated Repayment Schedule shall replace the then-effective Repayment Schedule and, in the absence of manifest or computational error, bind the Borrower irrevocably and unconditionally to repay the Advances in accordance therewith.

(c)	ADB may from time to time make any reasonable revision to the Repayment Schedule to adjust the amount of any Repayment Instalments so as to achieve whole numbers in each case.

(d)

Any failure by ADB to prepare or deliver a revised Repayment Schedule shall not affect the Borrower’s obligation to make any repayment in accordance with the provisions of this Agreement and the Common Terms Agreement.

7.	CANCELLATION and PREPAYMENT

7.1	Cancellation

(a)	The Borrower may cancel all or any part of the Available Commitment for any ADB Tranche in accordance with Clauses 5.1 (Cancellation) and 5.4 (Miscellaneous Provisions) of the Common Terms Agreement.

(b)	ADB may, by notice to the Borrower, cancel the Available Commitment for any ADB Tranche in whole or in part if any Equity Party is named on ADB's Sanctions List.

(c)

Upon the giving of any such notice under this Clause 7.1 (Cancellation), the rights of the Borrower to any further Advance of the relevant amount of the Available Commitment specified in such notice shall be cancelled and the Borrower shall pay to ADB all fees and other amounts accrued (whether or not then due and payable) under the Senior Finance Documents in respect of such cancelled amount up to the date of such cancellation.

(d)

The Borrower shall pay any amount payable under Clause 25 (Indemnities) of the Common Terms Agreement in connection with any cancellation of the whole or part of any Available Commitment at the time of the cancellation.

7.2	Voluntary Prepayment

(a)	The Borrower may prepay all or any part of the Advances in accordance with Clauses 5.2 (Voluntary Prepayment) and 5.4 (Miscellaneous Provisions) of the Common Terms Agreement.

(b)

On the date of any prepayment of any Advance in accordance with Clause 5.2 (Voluntary Prepayment) of the Common Terms Agreement, the Borrower shall pay to ADB a prepayment premium in the amount of zero point five per cent. (0.5%) of the amount prepaid to ADB.

7.3	Mandatory Prepayment

The Borrower shall effect mandatory prepayment of the Advances in accordance with Clauses 5.3 (Mandatory Prepayments) and 5.4 (Miscellaneous Provisions) of the Common Terms Agreement.

8.	interest

8.1	Calculation of Interest for each Tranche

The rate of interest on each Advance for each Interest Period relating thereto shall be determined as follows:

(a)	for each Advance made under ADB Tranche A, the percentage rate per annum that is the aggregate of the applicable:

(i)	ADB Tranche A Margin; and

(ii)	LIBOR for the relevant Interest Period.

(b)	for each Advance made under ADB Tranche B, a fixed rate of four per cent (4%) per annum; and

(c)	for each Advance made under ADB Tranche C, a fixed rate of five per cent (5%) per annum.

8.2	Determination of LIBOR for ADB Tranche A

ADB shall determine LIBOR for the relevant Interest Period for Advances made under ADB Tranche A and shall, in accordance with Clause 8.1 (Calculation of Interest for each Tranche), determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of such rate. The Borrower agrees that all computations of interest by ADB shall be conclusive in the absence of manifest error.

8.3	Alternative Basis for ADB Tranche A Advances

If a Market Disruption Event occurs in relation to the Advances made under ADB Tranche A for any Interest Period, then the rate of interest on such Advances for that Interest Period shall be calculated in accordance with Clause 10 (Market Disruption) of the Common Terms Agreement.

8.4	Payment of Interest

The Borrower shall pay accrued interest on each Advance calculated in accordance with Clause 8.1 (Calculation of Interest for each Tranche) on each Interest Payment Date on the principal amount of the relevant Advance.

8.5	Default Interest

Default interest shall accrue and be payable on any amounts payable by the Borrower under this Agreement when due in accordance with Clause 7.3 (Default Interest) of the Common Terms Agreement.

8.6	Notification of Rates of Interest

No later than thirty (30) days prior to each Interest Payment Date, ADB shall:

(a)	calculate the amount of accrued and unpaid interest due and payable on such Interest Payment Date; and

(b)	notify the Borrower in accordance with Clause 16.3 (Notice of Debt Service) of the amount of accrued and unpaid interest scheduled to be due and payable on such Interest Payment Date,

provided however that failure by ADB to deliver any such notice or any error therein shall not in any manner affect the obligation of the Borrower to pay interest on the outstanding Advances in accordance with this Agreement and such determination by ADB shall be conclusive absent manifest error.

9.	Interest Periods

9.1	Common Terms Agreement

Interest Periods in relation to Advances under this Agreement shall be determined in accordance with Clause 6 (Interest Periods) of the Common Terms Agreement.

9.2	Consolidation of Advances

If the Interest Periods for more than one Advance made to the Borrower under any ADB Tranche end on the same date, those Advances will be consolidated into, and treated as, a single Advance under that ADB Tranche on the last day of the Interest Period.

10.	fees and premium

10.1	Front-end Fee

(a)	The Borrower shall pay to ADB the following front-end fees:

(i)	in respect of ADB Tranche A, one per cent (1.00%) of the amount of the ADB Tranche A Commitment; and

(ii)	in respect of ADB Tranche B, zero point five per cent (0.50%) of the amount of the ADB Tranche B Commitment.

(b)	No front-end fees shall be payable by the Borrower with respect to ADB Tranche C.

(c)	Each front-end fee shall be paid on the earlier of:

(i)	the First Drawdown Date; and

(ii)	the date that occurs sixty (60) days after the Signing Date.

10.2	ADB Tranche A Commitment Fee

(a)

The Borrower shall pay to ADB a commitment fee, payable on the daily uncancelled and unutilised portion of the ADB Tranche A Commitment at the rate of zero point eight per cent (0.80%) per annum (“ADB Tranche A Commitment Fee”).

(b)	The ADB Tranche A Commitment Fee shall commence to accrue from and including the Signing Date and must be paid in arrears as follows:

(i)	the first payment of accrued ADB Tranche A Commitment Fee shall be made on 24 September 2014; and

(ii)	each subsequent payment of accrued ADB Tranche A Commitment Fee shall be made at each Interest Payment Date.

(c)

The accrued ADB Tranche A Commitment Fee shall be computed on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

(d)	No commitment fees shall be payable by the Borrower with respect to the ADB Tranche B Commitment or the ADB Tranche C Commitment.

11.	ADDITIONAL PAYMENT OBLIGATIONS

11.1	Taxes, Indemnities and Costs and Expenses

(a)

The Borrower shall pay to ADB all fees, costs and expenses pursuant to Clauses 11 (Increased Costs) and 24 (Expenses and Stamp Duties) of the Common Terms Agreement and such clauses are incorporated in this Agreement as if expressly set out herein.

(b)

Subject to the provisions of the Common Terms Agreement, the Borrower shall pay to ADB any amounts due and payable in accordance with Clauses 9 (Taxes) and 25 (Indemnities) of the Common Terms Agreement and such clauses are incorporated in this Agreement as if expressly set out herein.

(c)

The payment in U.S. Dollars of all amounts expressed to be due hereunder in U.S. Dollars is of the essence of this Agreement, and such obligations shall not be discharged by any payment made in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount of such payment on prompt conversion to U.S. Dollars under normal banking procedures does not yield the amount of U.S. Dollars due hereunder.

(d)

If the amount of any payment made by the Borrower under this Agreement is less than the total amount due and payable in respect of such payment, ADB shall have the right to apply the amount received towards principal, interest or other sums owing hereunder as ADB considers appropriate; provided that in all cases such application is consistent with the terms of the Intercreditor Deed.

(e)	ADB shall not be liable to any Equity Party, or any Affiliate thereof, for any consequential loss or consequential damages.

11.2	Indemnity to ADB

The Borrower shall promptly indemnify ADB against any cost, loss or liability incurred by ADB (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

11.3	Portfolio supervision costs

The Borrower shall pay to ADB, within 30 days of demand by ADB, its portfolio supervision costs of:

(a)	in the case of ADB Tranche A, USD50,000 per annum; and

(b)	in the case of ADB Tranche B and ADB Tranche C, in aggregate, USD50,000 per annum,

to allow ADB to fulfil its annual and/or quarterly reporting requirements and in respect of site visits (including travel and subsistence expenses).

11.4	Waiver Fee

Without prejudice to Clause 24.1 (Costs) and Clause 24.2 (Enforcement Costs) of the Common Terms Agreement, the Borrower shall, in respect of every waiver request following receipt of three waiver requests from the Borrower, pay to ADB a waiver fee of USD10,000 per waiver request (which may include more than one waiver) within fifteen (15) Business Days of receipt by the Borrower of a statement from ADB.

12.	representations and Warranties

The Borrower makes the representations and warranties set out in Clause 13 (Representations and Warranties) of the Common Terms Agreement at the times specified therein and Clauses 12.1 (Anti Money Laundering and Anticorruption) through Clause 12.4 (Significant Sub-Contractor) of this Agreement at the times specified in Clause 12.5 (Representations).

12.1	Anti Money Laundering and Anticorruption

Neither the Borrower nor any person acting on its behalf has been engaged in:

(a)

Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices in connection with the Project or any transaction contemplated by this Agreement, including the procurement or the execution of any contract for goods, services or works relating to the Project;

(b)	Obstructive Practices;

(c)	Money Laundering or acted in breach of any Applicable Law relating to Money Laundering; or

(d)	Financing of Terrorism or acted in breach of any Applicable Law relating to the Financing of Terrorism.

12.2	Safeguards and Social Compliance

(a)	The Project is being and has been prepared, designed, constructed, implemented and operated in accordance with the Safeguards and Social Provisions.

(b)	There are, to the knowledge of the Borrower, after reasonable enquiry no past, pending or threatened Safeguards and Social Claims in relation to the Project.

(c)

All information relating to the Project contained in any document submitted by or on behalf of the Borrower to any Governmental Authority, ADB and/or to affected persons or other stakeholders in connection with any labour, environmental, health and safety, involuntary resettlement or indigenous peoples matter in connection with the Project was true, complete and accurate in all material respects at the time of submission and no such document omitted any information the omission of which would have made such document misleading in any material respect.

(d)	There are no facts, circumstances, conditions or occurrences regarding the Project that could reasonably be expected to form the basis of a Safeguards and Social Claim.

12.3	Selection of the Borrower

The information contained in the document titled “Project Development – History and Bidding Background” initialled by the Operator and the Intercreditor Agent on or before the Signing Date for the purposes of identification is true and accurate in all material respects and is not misleading in any material respect and has been complied with due care and attention.

12.4	Significant Sub-Contractor

The Borrower represents that no Significant Sub-Contractor, for so long as that person has any obligations to supply equipment and/or services to the Borrower, the Initial Drilling Contractor or a Power Plant Contractor, is a person named on ADB’s Sanctions List.

12.5	Representations

The representations and warranties set forth in Clauses 12.1 (Anti Money Laundering and Anticorruption), 12.2 (Safeguards and Social Compliance), 12.3 (Selection of the Borrower) and 12.4 (Significant Sub-Contractor) are made on the date of this Agreement and such representations and warranties are deemed to be either made or repeated by the Borrower:

(a)	on the date of each Drawdown Notice;

(b)	on the date of each Advance; and

(c)	on each Interest Payment Date,

in each case with reference to the then existing facts and circumstances.

13.	undertakings

13.1	General

The Borrower agrees to observe and perform the undertakings set forth in Clauses 14 (Hedging), 15 (Information Undertakings), 16 (General Undertakings), 17 (Equity-Related Undertakings), 18 (Project Undertakings), 19 (Environmental and Social Undertakings) and 20 (Project Insurance) of the Common Terms Agreement and all other undertakings of the Borrower set forth in the Common Terms Agreement and all other Senior Finance Documents to which it is a party.

13.2	Anti Money Laundering and Anticorruption

The Borrower shall not engage in (nor shall it authorise or permit any person acting on its behalf to engage in):

(a)

Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices in connection with the Project or any transaction contemplated by this Agreement, including the procurement or the execution of any contract for goods, services or works relating to the Project;

(b)	Obstructive Practices;

(c)	Money Laundering or act in breach of any Applicable Law relating to Money Laundering; or

(d)	the Financing of Terrorism or act in breach of any Applicable Law relating to the Financing of Terrorism.

13.3	Prevention and notification of Money Laundering and Corruption

(a)

The Borrower shall institute, maintain and comply with internal procedures and controls following international best practice standards for the purpose of preventing any action in breach of the provisions of Clause 13.2 (Anti Money Laundering and Anticorruption).

(b)

The Borrower undertakes to inform ADB promptly if it should at any time obtain information in relation to any violation or potential violation of the provisions of Clause 13.2 (Anti Money Laundering and Anticorruption).

(c)	If ADB notifies the Borrower of its concern that there has been a violation of any of the provisions of Clause 13.2 (Anti Money Laundering and Anticorruption), the Borrower will:

(i)

cooperate in good faith with ADB and its representatives in determining whether such a violation has occurred including obtaining legal opinions, authorisations and disclosure letters from government authorities, carrying out additional due diligence and investigative reports;

(ii)	respond promptly and in reasonable detail to any notice from ADB; and

(iii)	furnish documentary support for such response upon ADB's request.

(d)

Notwithstanding any other provision of the Senior Finance Documents or any confidentiality undertaking executed between the Borrower and ADB, the Borrower acknowledges that ADB may disclose to any Governmental Authority or any Specified International Financial Institution any information obtained by ADB in relation to any violation of any of the provisions of Clause 13.2 (Anti Money Laundering and Anticorruption) or this Clause 13.3 (Prevention and notification of Money Laundering and Corruption).

13.4	Compliance with Safeguards and Social Provisions

(a)	The Borrower shall comply with all obligations on its part in the Safeguards and Social Provisions in accordance with the terms thereof.

(b)	The Borrower shall provide ADB with such assistance (including providing information) as it may reasonably request from time to time in order to respond to:

(i)	any correspondence or enquiry received by ADB from any third party; and/or

(ii)	any statements made by any third party, in either case, relating to any of the environmental, health and safety, labour, resettlement and/or indigenous peoples aspects of the Project.

(c)

The Borrower shall send to ADB a copy of any written communication sent to or received from any relevant Governmental Authority regarding the Project's compliance or (if applicable) non-compliance with the Safeguards and Social Provisions as soon as possible and in any event within five (5) Business Days after the Borrower sends or receives the same.

(d)

The Borrower shall send to ADB written details of any current, threatened or pending Safeguards and Social Claim as soon as possible and in any event within five (5) Business Days upon the Borrower becoming aware of the same, and shall send to ADB written details of its proposed response to that Safeguards and Social Claim as soon as possible and in any event within ten (10) Business Days upon the Borrower becoming aware of the relevant Safeguards and Social Claim.

13.5	Safeguards and Social Monitoring

(a)

The Borrower shall procure that, promptly upon the request of ADB, ADB (or a representative of ADB) shall be given access to the Project Site and to such premises, technical and statistical data, books, records and other data as may be required by ADB to monitor compliance with the Safeguards and Social Provisions provided that ADB shall ensure that such access rights are exercised at reasonable times of the day and on reasonable notice to the Borrower.

(b)

The Borrower shall engage the services of independent consultants or firms, comprising well qualified experts in environment, involuntary resettlement and indigenous peoples and in accordance with all other requirements of the Safeguards and Social Provisions and as described in the Safeguards and Social Documents.

(c)

The Borrower shall facilitate the carrying out of any monitoring/verification activities by or on behalf of ADB and, if required under the Safeguards Requirements, by any independent advisory panel or other external experts engaged to verify monitoring information.

13.6	Safeguards and Social Reporting and Corrective Measures

(a)

The Borrower shall undertake internal monitoring of the progress of implementation of the Safeguards and Social Documents and deliver to ADB a semi-annual Safeguards and Social Monitoring Report in the form substantially set out in Schedule 5 (Form of Safeguards and Social Monitoring Report) and other studies and reports at the times and in accordance with all other requirements of the Safeguards and Social Provisions.

(b)

The Borrower shall promptly notify ADB if any unanticipated environmental and/or social impacts arise during construction, implementation or operation of the Project that were not considered in the ESIA, the ESMP, the RP and the IPP, or their updates, providing detailed information and proposals to address the same.

(c)	In the event of a Significant Safeguards and Social Reporting Event the Borrower shall:

(i)	notify ADB promptly and in any event within twenty four (24) hours of its occurrence;

(ii)	undertake such emergency actions (if any) as are appropriate in response to the Significant Safeguards and Social Reporting Event and notify ADB of such emergency actions as soon as possible;

(iii)

undertake all other actions (if any) as are required to be implemented without delay to remedy or mitigate the effects of the Significant Safeguards and Social Reporting Event, obtaining ADB’s agreement to such actions whenever reasonably practicable to obtain the same within the time available; and

(iv)

as soon as is reasonably practicable, provide ADB with a proposed Corrective Action Plan in relation to all remaining corrective measures required in relation to the Significant Safeguards and Social Reporting Event.

(d)	In the event of the occurrence of a Safeguards and Social Non Compliance which does not comprise a Significant Safeguards and Social Reporting Event, the Borrower shall:

(i)	notify ADB promptly and in any event within five (5) Business Days of its occurrence;

(ii)

provide ADB with written details of such Safeguards and Social Non Compliance, including a reasonably detailed description of the relevant event, circumstance or occurrence and the extent, magnitude, impact and cause of that event as soon as possible and in any in any event within fifteen (15) Business Days of its occurrence (or such longer period as may be agreed by ADB); and

(iii)

provide ADB with the Borrower's proposed Corrective Action Plan in respect of such Safeguards and Social Non Compliance as soon as possible and in any event within twenty (20) Business Days of its occurrence (or such longer period as may be agreed by ADB).

13.7	Corrective Action Plans

(a)	If the Borrower is required at any time to prepare a Corrective Action Plan, the Borrower shall promptly do so and shall:

(i)	promptly provide ADB with all such further information and assistance as ADB requires to facilitate agreement of each Corrective Action Plan;

(ii)	procure that each Corrective Action Plan (cleared by ADB) is implemented expeditiously in accordance with the terms thereof;

(iii)	not proceed with implementing the specific components for which involuntary resettlement impacts are identified until the Corrective Action Plan has been cleared by ADB;

(iv)

promptly provide ADB with such information and monitoring reports as may be specified in the Corrective Action Plan (cleared by ADB) or as requested by ADB from time to time to confirm the status of the implementation of any such Corrective Action Plan;

(v)

provide to ADB as soon as possible and in any event within five (5) Business Days after any date specified in a Corrective Action Plan (cleared by ADB) as being the date by which the relevant event, circumstance or occurrence will be remedied, a notice which either confirms that the relevant remedial action has been completed or which provides details of the reasons why such remedial action has not been completed and the proposed steps being taken to remedy the relevant event, circumstance or occurrence; and

(vi)

ADB’s approval of a Corrective Action Plan shall not constitute an express or implied waiver by ADB of any rights ADB may have as a result of any Safeguards and Social Non Compliance which the relevant Corrective Action Plan is required to remedy.

13.8	Procurement

The Borrower shall ensure that goods and services required for the Project which are to be financed by the Facilities are procured in, and produced from, ADB member countries, using suitable procedures.

13.9	Communications with Auditor

As soon as reasonably practicable after delivery or receipt as the case may be, the Borrower shall supply to ADB copies of all material communications between the Borrower and its auditor commenting on matters such as the adequacy of the Borrower’s financial control procedures and accounting and management information system.

13.10	Books and Records

The Borrower shall:

(a)	keep books and records with financial information maintained in accordance with the Applicable Accounting Standards;

(b)

upon ADB’s request, and with reasonable prior notice to the Borrower and so long as ADB complies with health, safety and security clearance requirements under Applicable Law, permit two (2) representatives of ADB during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower is conducted;

(ii)	inspect any of the Borrower’s and its contractors’ and subcontractors’ sites, facilities, plants and equipment;

(iii)	have access to the Borrower’s books of account and all records; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge of matters with respect to which ADB seeks information,

provided that no such reasonable prior notice shall be necessary if a Default is continuing;

(c)	reimburse ADB no later than thirty (30) days following written demand for all documented costs and expenses incurred in connection with paragraph (b) above;

(d)

install and maintain an accounting and control system, management information system and books of account and other records, which together give a fair and true view of the financial condition of the Borrower and the results of its operations, in each case in accordance with the Applicable Accounting Standards; and

(e)	employ an independent auditor to audit annually its financial statements in accordance with Clause 15.1(a) (Audited Financial Statements) of the Common Terms Agreement.

13.11	Development Effectiveness Monitoring Report

The Borrower shall provide a Development Effectiveness Monitoring Report to ADB on a semi-annual basis, within forty-five (45) days after the middle and end of each of the Borrower’s financial years, commencing 30 June 2014.

13.12	Compliance with Safeguards Requirements

The Borrower shall not apply any amounts borrowed by it under the ADB Facility to any Prohibited Activity.

14.	Events of Default

14.1	Common Terms Agreement

Clause 21 (Events of Default) of the Common Terms Agreement is incorporated by reference into this Agreement as if fully set forth herein. The Events of Default set out in Clause 21 (Events of Default) of the Common Terms Agreement shall each constitute an event of default under this Agreement. On and at any time after the occurrence of an Event of Default which is subsisting, ADB may (acting in accordance with, and subject to the terms of, the Intercreditor Deed), by written notice to the Intercreditor Agent, instruct it to exercise one (1) or more of the remedies set out in Clause 21 (Events of Default) of the Common Terms Agreement in respect of the ADB Facility.

14.2	ADB Events of Default

Subject to the terms of the Intercreditor Deed, if an ADB Event of Default shall have occurred and be subsisting, ADB shall have the right to declare that all or any part of the ADB Commitment is cancelled, whereupon it shall forthwith be cancelled, and/or declare that all or any part of the amounts outstanding in respect of the ADB Facility are immediately due and payable, whereupon the same shall forthwith become due and payable and the Borrower shall prepay all Advances. Each of the events set out in Clauses 14.3 to 14.5 (inclusive) shall be included as an ADB Event of Default.

14.3	Cessation of ADB Membership

If, at any time, the Board of Governors of ADB has suspended the Country from membership of ADB pursuant to Article 42 of the Charter or the Country has otherwise ceased to be a member of ADB, or the Country has given a notice of withdrawal of membership pursuant to Article 41 of the Charter.

14.4	Anti Money Laundering and Anticorruption

(a)

A representation or warranty made by the Borrower under Clause 12.1 (Anti Money Laundering and Anticorruption) is incorrect or misleading in any material respect when made or when deemed to be repeated by the Borrower under Clause 12.5 (Representations).

(b)	The Borrower does not comply with any of the provisions of Clause 13.2 (Anti Money Laundering and Anticorruption).

(c)	The Borrower does not comply with any of the provisions of Clause 13.3 (Prevention and notification of Money Laundering and Corruption).

14.5	Safeguards and Social Provisions

(a)

A representation or warranty made by the Borrower under Clause 12.2 (Safeguards and Social Compliance) is incorrect or misleading in any material respect when made~~;~~ or a representation or warranty is incorrect or misleading in any material respect when deemed to be repeated by the Borrower under Clause 12.2 (Safeguards and Social Compliance), unless, in either case, the circumstances giving rise to such misrepresentation or breach of warranty:

(i)

are capable of remedy within a period of thirty (30) days so that if~~,~~ the Borrower were to repeat the representation or warranty at the expiry of such period it would be true and not misleading in any material respect;

(ii)

are remedied to the satisfaction of ADB within such thirty (30) day period commencing on the earlier of ADB giving notice to the Borrower and the Borrower becoming aware of the misrepresentation or breach of warranty; and

(iii)	do not constitute a Significant Safeguards and Social Non Compliance.

(b)

A Safeguards and Social Non Compliance occurs which, in the opinion of ADB (in its absolute discretion), comprises a Significant Safeguards and Social Non Compliance when considered either on its own or in conjunction with one or more other Safeguards and Social Non Compliances (whether or not subsisting).

(c)

The Borrower does not comply with any Safeguards and Social Provisions (except if such failure to comply constitutes a Significant Safeguards and Social Non Compliance) and such failure to comply continues for a period of thirty (30) days from the earlier of:

(i)	the date on which the Borrower becomes aware of the non-compliance; and

(ii)	the date on which ADB issues a notice to the Borrower informing it of the non-compliance.

15.	Changes to the parties

15.1	Successors and Assignees

This Agreement binds and benefits the respective successors and assignees of the Parties.

15.2	Assignments and Transfers by the Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement to any person without the prior consent of ADB.

15.3	Assignments and Transfers by ADB

Subject to Clause 28 (Changes to the Parties) of the Common Terms Agreement, ADB may assign or transfer any or all of its rights or obligations under the Senior Finance Documents to any person.

16.	Payment Mechanics

16.1	Method of Payment

All payments made pursuant to, or in connection with, this Agreement shall be made in accordance with Clause 8 (Payments) of the Common Terms Agreement, provided that, except to the extent expressly provided otherwise in this Agreement, any payments required to be made by the Borrower under this Agreement shall be made to ADB.

16.2	Place and Time for Payment

Unless otherwise specified in this Agreement, all payments relating to the ADB Facility to be made by the Borrower under this Agreement shall be made to the following account or such other account designated by ADB in writing not later than three (3) Business Days before the due date for payment thereof:

ADB Tranche A

Correspondent Bank:	Federal Reserve Bank Of New York, New York
Bank SWIFT Code:	FRNYUS33
Account Name:	ADB Account A
Account No.:	021080245 (which is the same as the Fedwire routing number)
Beneficiary:	Asian Development Bank
Beneficiary SWIFT Code:	ASDBPHMM

ADB Tranche B

Bank Name:	Standard Chartered Bank
1095 Avenue of the Americas, New York, New York
Bank SWIFT Code:	SCBLUS33
Account name:	ADB - Clean Technology Fund
Account no.:	3582-021426-006

ADB Tranche C

Bank Name:	Standard Chartered Bank
1095 Avenue of the Americas, New York, New York
Bank SWIFT Code:	SCBLUS33
Account name:	ADB - Canadian Climate Fund for the Private Sector
Account no.:	3582-021426-007

16.3	Notice of Debt Service

(a)

No later than thirty (30) days prior to each Interest Payment Date or Repayment Date, ADB shall prepare and deliver to the Borrower and the Intercreditor Agent a notice setting out the amount of fees and expenses, interest, principal and other amounts due to ADB under this Agreement. Any such determination by ADB shall be final and conclusive and bind the Borrower unless the Borrower demonstrates to the satisfaction of ADB that such determination involved manifest error. Notwithstanding the foregoing, the obligation of the Borrower to pay any amounts when due under this Agreement is not affected in any way by the failure (for any reason whatsoever) on the part of ADB to deliver any such notice or maintain any such records in the manner specified above or by any error in such a notice or such records.

(b)

In respect of all payments to be made by the Borrower under this Agreement, the Borrower shall direct the Offshore Account Bank to transmit SWIFT messages (MT-202) on the applicable due date, with a photocopy of such SWIFT messages to be sent to ADB via fax and/or email on the applicable due date.

17.	amendments and waivers

Subject to the provisions of the Senior Finance Documents, this Agreement may be amended, waived, modified or supplemented only by an agreement in writing signed by each Party.

18.	Notices

Any communication to be made under or in connection with this Agreement shall be made in accordance with Clause 34 (Notices) of the Common Terms Agreement.

19.	incorporation

The provisions of Clauses 26 (Evidence and Calculations), 27.1 (Waivers and Remedies Cumulative), 30 (Disclosure of Information), 31 (Set-Off), 32 (Severability), 33 (Counterparts) and 35 (Language) of the Common Terms Agreement shall be incorporated in this Agreement as if expressly set out herein.

20.	further assurances

Each of the Parties agrees that, so far as permitted by applicable law and regulatory requirements, they will promptly upon ADB’s request execute or acknowledge all such further documents and do all such further acts and things as may reasonably in the opinion of ADB be necessary at any time to give effect to the provisions of this Agreement.

21.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising out of or in connection with this Agreement, are governed by English law.

22.	Dispute Resolution

Clause 36 (Dispute Resolution) of the Common Terms agreement is incorporated by reference in this Agreement as if fully set forth herein.

23.	adb immunities and PRIVILEGES

Nothing in this Agreement, or any agreement, understanding or communication relating to this Agreement (whether before or after the date of this agreement) shall constitute or be construed as an express or implied waiver, renunciation, exclusion or limitation of any of the immunities, privileges or exemptions accorded to ADB under the Charter, any other international convention or any Applicable Law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Form of DRAWDOWN NOTICE

From:     [Sarulla Operations Limited for and on behalf of the Borrower]

To: [Asian Development Bank

Private Sector Operations Department

6 ADB Avenue

Mandaluyong City

0401 Metro Manila

Philippines]

Attention: Director, Infrastructure Finance Division 1

Dated:

Dear Sirs

Sarulla Operations Limited – ADB Facility Agreement dated [         ] (the “ADB Facility Agreement”)

1.

 We refer to the ADB Facility Agreement. This is a Drawdown Notice under ADB Tranche [[A] / [B] / [C]] [1]. Terms defined in the ADB Facility Agreement shall have the same meaning in this Drawdown Notice.

2.	We wish to receive an Advance on the following terms:

Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)

[Amount:	[ ] or, if less, the Available Commitment

Interest Period:	[ ● ] days, ending on [ ● ], subject to adjustment in accordance with Clause [6.1] (Interest Periods) of the Common Terms Agreement

3.	We certify that:

(a)

each condition specified in [Clauses 4.1 (Conditions Precedent to Delivery of First Drawdown Notice)] [2] [[and] 4.2 (Conditions Precedent to all Advances) 3] of the Agreement is satisfied on the date of this Drawdown Notice;

(b)	[we have delivered on the same date as this Drawdown Notice drawdown notices under and in accordance with the provisions of the JBIC Facility Agreement and the Covered Lenders Facility Agreement such that the Borrower is in compliance with the requirement of Clause [2.3(b)(i) (Drawdowns)] of the Common Terms Agreement] 4 OR [we have delivered on the same date as this Drawdown Notice, a drawdown notice under ADB Tranche [C/B] and in accordance with the provisions of the ADB Facility Agreement such that the Borrower is in compliance with the requirement of Clause [2.3(b)(ii) (Drawdowns)] of the Common Terms Agreement] 5; and

 ___________________

1 Clause 5.2(c) provides that a separate Drawdown Notice must be provided for each tranche.

2 For first Drawdown Notice.

3 For all Drawdown Notices other than the first Drawdown Notice.

4 Use for a Drawdown Notice under Tranche A.

(c)	this Drawdown Notice otherwise complies with all applicable requirements set out in the Common Terms Agreement and the ADB Facility Agreement;

(d)	the proceeds of the Advance shall be used for the following purposes: [specify]

4.	We certify as follows:

(a)	we are in compliance with all Safeguards and Social Requirements;

(b)	there are no known Safeguards and Social Claims;

(c)	we have applied all amounts borrowed by us under the ADB Facility towards the financing of Project Costs (that are also ADB Eligible Costs); and

(d)	all goods and services financed by the ADB Facility have been procured from and produced in, Asian Development Bank member countries.

5.	The proceeds of the Advance are to be used to pay for Project Costs as detailed in the documents attached and should be credit to the Onshore Disbursement Account.

6.	This Drawdown Notice is irrevocable.

7.	Attached are [insert description of the documents attached to this Drawdown Notice as required under the Common Terms Agreement and/or the Agreement.]

8.	We confirm that we, the signatories below, are Authorised Representatives of the Operator.

Yours faithfully

…………………………………

authorised signatory

Sarulla Operations Limited for and on behalf of the Borrower

___________________

5 Use for a Drawdown Notice under ADB Tranche B or C.

Schedule 2

Repayment Schedule

REPAYMENT SCHEDULE FOR ADB TRANCHE A

Repayment Date	Repayment Percentage	Repayment Instalment (USD)
24-Sep-18	2.3723%	5,931,000.00
24-Mar-19	2.8698%	7,175,000.00
24-Sep-19	2.9500%	7,375,000.00
24-Mar-20	2.7560%	6,890,000.00
24-Sep-20	2.7421%	6,855,000.00
24-Mar-21	2.8969%	7,242,000.00
24-Sep-21	3.0825%	7,706,000.00
24-Mar-22	2.7834%	6,959,000.00
24-Sep-22	2.6642%	6,661,000.00
24-Mar-23	3.3858%	8,465,000.00
24-Sep-23	3.4232%	8,558,000.00
24-Mar-24	3.5318%	8,830,000.00
24-Sep-24	3.2121%	8,030,000.00
24-Mar-25	3.1301%	7,825,000.00
24-Sep-25	3.0497%	7,624,000.00
24-Mar-26	2.7194%	6,799,000.00
24-Sep-26	2.7355%	6,839,000.00
24-Mar-27	3.2933%	8,233,000.00
24-Sep-27	3.2979%	8,245,000.00
24-Mar-28	3.8176%	9,544,000.00
24-Sep-28	3.4483%	8,621,000.00
24-Mar-29	2.8248%	7,062,000.00
24-Sep-29	2.6588%	6,647,000.00
24-Mar-30	3.6257%	9,064,000.00
24-Sep-30	3.8730%	9,683,000.00
24-Mar-31	3.6350%	9,088,000.00
24-Sep-31	4.1033%	10,258,000.00
24-Mar-32	4.1956%	10,489,000.00
24-Sep-32	3.4613%	8,653,000.00
24-Mar-33	2.1717%	5,429,000.00
24-Sep-33	1.7765%	4,441,000.00
Final Maturity Date	3.5124%	8,779,000.00
Total	100.00%	250,000,000.00

REPAYMENT SCHEDULE FOR ADB TRANCHE B

Repayment Date	Repayment Percentage	Repayment Instalment (USD)
24-Sep-18	2.3723%	1,897,600.00
24-Mar-19	2.8698%	2,296,000.00
24-Sep-19	2.9500%	2,360,000.00
24-Mar-20	2.7560%	2,204,800.00
24-Sep-20	2.7421%	2,193,600.00
24-Mar-21	2.8969%	2,317,600.00
24-Sep-21	3.0825%	2,466,400.00
24-Mar-22	2.7834%	2,226,400.00
24-Sep-22	2.6642%	2,131,200.00
24-Mar-23	3.3858%	2,708,800.00
24-Sep-23	3.4232%	2,738,400.00
24-Mar-24	3.5318%	2,825,600.00
24-Sep-24	3.2121%	2,569,600.00
24-Mar-25	3.1301%	2,504,000.00
24-Sep-25	3.0497%	2,440,000.00
24-Mar-26	2.7194%	2,175,200.00
24-Sep-26	2.7355%	2,188,800.00
24-Mar-27	3.2933%	2,634,400.00
24-Sep-27	3.2979%	2,638,400.00
24-Mar-28	3.8176%	3,054,400.00
24-Sep-28	3.4483%	2,758,400.00
24-Mar-29	2.8248%	2,260,000.00
24-Sep-29	2.6588%	2,127,200.00
24-Mar-30	3.6257%	2,900,800.00
24-Sep-30	3.8730%	3,098,400.00
24-Mar-31	3.6350%	2,908,000.00
24-Sep-31	4.1033%	3,282,400.00
24-Mar-32	4.1956%	3,356,800.00
24-Sep-32	3.4613%	2,768,800.00
24-Mar-33	2.1717%	1,737,600.00
24-Sep-33	1.7765%	1,421,600.00
Final Maturity Date	3.5124%	2,808,800.00
Total	100.00%	80,000,000.00

REPAYMENT SCHEDULE FOR ADB TRANCHE C

Repayment Date	Repayment Percentage	Repayment Instalment (USD)
24-Sep-18	2.3723%	474,400.00
24-Mar-19	2.8698%	574,000.00
24-Sep-19	2.9500%	590,000.00
24-Mar-20	2.7560%	551,200.00
24-Sep-20	2.7421%	548,400.00
24-Mar-21	2.8969%	579,400.00
24-Sep-21	3.0825%	616,600.00
24-Mar-22	2.7834%	556,600.00
24-Sep-22	2.6642%	532,800.00
24-Mar-23	3.3858%	677,200.00
24-Sep-23	3.4232%	684,600.00
24-Mar-24	3.5318%	706,400.00
24-Sep-24	3.2121%	642,400.00
24-Mar-25	3.1301%	626,000.00
24-Sep-25	3.0497%	610,000.00
24-Mar-26	2.7194%	543,800.00
24-Sep-26	2.7355%	547,200.00
24-Mar-27	3.2933%	658,600.00
24-Sep-27	3.2979%	659,600.00
24-Mar-28	3.8176%	763,600.00
24-Sep-28	3.4483%	689,600.00
24-Mar-29	2.8248%	565,000.00
24-Sep-29	2.6588%	531,800.00
24-Mar-30	3.6257%	725,200.00
24-Sep-30	3.8730%	774,600.00
24-Mar-31	3.6350%	727,000.00
24-Sep-31	4.1033%	820,600.00
24-Mar-32	4.1956%	839,200.00
24-Sep-32	3.4613%	692,200.00
24-Mar-33	2.1717%	434,400.00
24-Sep-33	1.7765%	355,400.00
Final Maturity Date	3.5124%	702,200.00
Total	100.00%	20,000,000.00

Schedule 3

Form of Development Effectiveness Monitoring Report

Project Title	Sarulla Geothermal Power Development Project
Year of approval	2013
Signed Amount (USD)	ADB Tranche A: up to $250 million in USD ADB Tranche B (Clean Technology Fund): up to $80 million in USD ADB Tranche C (Canadian Climate Fund for Private Sector): up to $20 million in USD
Reporting period:	From: ( mm/dd/year) To: (mm/dd/year)
PSOD Staff/Division	Jackie B. Surtani, PSIF2
Borrower Contact	Name: Sakaue Jumpei Position: Project Finance Manager Phone: +62 21 2995 1648 Email: sakaue.jumpei@medcoenergi.com
DEVELOPMENT INDICATORS	Performance during current reporting period
Annual electricity production of 2,529 GWh from 2018 onwards	Before 2018: N/A 2018 onwards: Annual electricity production of [X] GWh in [YEAR]
Net reduction of 1.3 million tons of CO2 equivalent emissions per year from 2018 onwards	Before 2018: N/A 2018 onwards: Net reduction of [X] million tons of CO2 equivalent emissions in [YEAR]
Annual corporate tax paid averages at least $20 million per annum	Before 2018: N/A 2018 onwards: [X] USD equivalent in corporate tax paid in [YEAR]
Employment equivalent to 100 full-time skilled or semiskilled jobs provided during operations by 2020	Before 2020: N/A 2020 onwards: [X] full-time skilled or semiskilled jobs provided in [YEAR] Note: Employment figures will be disaggregated by skill level and gender if available.
Women comprise at least 20% of the technical or laboratory and administrative positions during operations by 2020	Before 2020: N/A 2020 onwards: Women comprise [X%] of the technical or laboratory and administrative positions

Before 2020: N/A

2020 onwards: Indigenous peoples comprise [X%] of the semiskilled labor from the affected area (Pahae Jae and Pahae Julu) and the North Tapanuli Regency

Employment figures will be disaggregated by skill level and gender if available.

Commissioning of three units to supply geothermal power generation plants designed to deliver about 320 MW by 2018	Before 2018: N/A 2018 onwards: Three units to supply geothermal power generation plants designed to deliver about 320 MW commissioned on [mm/dd/year].
Local purchase of goods and services amount to $200 million by 2017	Before 2017: As of [YEAR], local purchase of goods and services amount to $[X] million 2017 onwards: Local purchase of goods and services during construction amounted to $[X] million.
Employment equivalent to 802 full time skilled or semiskilled jobs and 822 fulltime unskilled jobs provided during construction in 2013–2017

Before 2017: As of [YEAR], [X] full time skilled or semiskilled jobs and [X] fulltime unskilled jobs provided during construction since 2013.

2017 onwards: a total of [X] full time skilled or semiskilled jobs and [X] fulltime unskilled jobs provided during construction period (2013-2017).

Note: Employment figures will be disaggregated by skill level and gender if available.

Women comprise at least 30% of unskilled labor for services provided during construction in 2013–2017

Before 2017: As of [YEAR], women comprise at least [X]% of unskilled labor for services provided during construction since 2013.

2017 onwards: Women comprise at least [X]% of unskilled labor for services provided during construction period (2013-2017).

Note: Applicable services provided during construction include the management and operation of a cafeteria, laundry and cleaning service, or basic office administration.

Indigenous peoples comprise 30% of the unskilled labor from the affected area (Pahae Jae and Pahae Julu) and the North Tapanuli Regency during construction in 2013–2017

Before 2017: As of [YEAR], indigenous peoples comprise [X]% of the unskilled labor from the affected area (Pahae Jae and Pahae Julu) and the North Tapanuli Regency during construction since 2013.

2017 onwards: Indigenous peoples comprise [X]% of the unskilled labor from the affected area (Pahae Jae and Pahae Julu) and the North Tapanuli Regency during construction period (2013-2017).

Note: Employment figures will be disaggregated by skill level and gender if available.

Schedule 4

Prohibited Activities

(a)	Production or activities involving harmful or exploitative forms of forced labour;

(b)	Child labour;

(c)

Production of or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements or subject to international phase-outs or bans, such as (a) pharmaceuticals, pesticides, and herbicides, (b) ozone-depleting substances, (c) polychlorinated biphenyls and other hazardous chemicals, (d) wildlife or wildlife products regulated under the Convention on International Trade in Endangered Species of Wild Fauna and Flora, and (e) trans-boundary trade in waste or waste products;

(d)	Production of or trade in weapons and munitions, including paramilitary materials;

(e)	Production of or trade in alcoholic beverages, excluding beer and wine;

(f)	Production of or trade in tobacco;

(g)	Gambling, casinos, and equivalent enterprises;

(h)	Production of or trade in radioactive materials, including nuclear reactors and components thereof;

(i)	Production of, trade in, or use of unbonded asbestos fibres;

(j)	Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forests or old-growth forests; and

(k)

Marine and coastal fishing practices, such as large-scale pelagic drift net fishing and fine mesh net fishing, harmful to vulnerable and protected species in large numbers and damaging to marine biodiversity and habitats.

Schedule 5

Form of Safeguards and Social Monitoring Report

A.	Project/Business Name and Summary Information

(i)	Location of project/business
(ii)	Nature
(iii)	Scale/size
(iv)	Date of construction/operation commencement
(v)	Name, designation and signature of person responsible for preparing/reviewing the report

B.	Update on the status of the Design/Construction Activities of the Sarulla Geothermal Power Project

(i)	Drilling Activities (exploratory and production wells)
(ii)	Well Pads
(iii)	SIL Geothermal Power Plant
(iv)	NIL Geothermal Power Plant
(v)	Access Road (main and internal)
(vi)	Transmission Line 150kV
(vii)	Workers’ accommodation area and working area
(viii)	Laydown areas
(ix)	Borrow areas
(x)	Disposal Area
(xi)	Decommissioning (if applicable)

C.	Relevant Environmental Permits or Compliance Certificates

(i)	Summary of permit conditions and media(s) covered
(ii)	Issued by which Competent Authority
(iii)	Issuance dates and duration of validity
(iv)	Renewal requirements
(v)	Other standards and/or certificates (e.g. ISO 14000 Environmental Systems and Standards)
(vi)	Key developments and any major changes in location and design, if any
(vii)	Progress of the applicable environmental and social studies during the reporting period
(viii)	Findings of any regulatory inspections and/or audits

D.	Incidents of Violations or Non-Compliance

(i)	Recorded dates and responsible agencies
(ii)	Nature of non-compliance, including spills of hazardous materials and accidental releases
(iii)	Violation or non-compliance based on what environmental standards and regulations
(iv)	Recorded dates and authorities
(v)	Media, civil society organizations/NGOs, or community reactions (if any)
(vi)	Corrective actions, deadlines, identification of responsible parties (a) short-term: remedial action (b) long-term: preventative measures
(vii)	Status of implementation of Corrective Action Plan (CAP)
(viii)	Incidents with security forces

E.	Incidents of Environmental, Occupational/Community Health and Safety Accidents

(i)	Incident recorded dates and responsible agencies
(ii)	Scale of damage and injury (if any)
(iii)	Authorities in charge of investigation/recording

(iv)	Media or community reactions (if any)
(v)	Corrective actions, deadlines, identification of responsible parties
(a)	short-term: remedial action
(b)	long-term: preventative measures

F.	Land Acquisition and Involuntary Resettlement

(i)	Progress in Implementation of the Resettlement Plan (see also list of indicators in Attachment 1)
a)	General overview: Summary of successes and challenges
b)	Status of component activities
●	Entitlements, assistance and benefits
●	Income restoration and rehabilitation
c)	Information disclosure, consultation, and participation activities
d)	Progress in implementation resources: Staff, budget, and other resources
e)	Resettlement-related grievances
(ii)	Progress in Implementation of the SSCAR Corrective Action Plan
(iii)	Progress in the Implementation of External Monitor’s Recommendations/Corrective Actions
(iv)	Forward Plan/Next Steps (for the next 6 months)

G.	Indigenous Peoples (IPs)

(i)	Summary of Project Activities and Social Context of the Indigenous Peoples Plan (IPP)
(ii)	Overview of the IPP Implementation
(iii)	Progress in the implementation of the IPP components (see Key Performance Indicators for the IPP in Attachment 2)
a) Programs for directly affected IPs

●	Education (scholarships, educational assistance)
●	Agriculture and livelihood restoration (Agriculture training, crop seeds, entrepreneurship skills and financial literacy trainings, etc)
●	Employment (Recruitment of unskilled workers, vocational training of local community, recruitment of semi-skilled workers)

b) Programs for the Community

●	Education (Improvement of school facilities)
●	Health ( Health awareness program, medical consultation, etc)
●	Infrastructure (Improvement of water sanitation system, improvement of access road to villages, improvement of irrigation areas)
●	Culture (sponsorship of cultural festive, capacity building for clan, etc)
(iv)	Summary of Noncompliance and Corrective Action Plans related to the IPP
(v)	Progress in the Implementation of External Monitor’s Recommendations/Corrective Actions
(vi)	Forward Plan/Next Steps for the next 6 months

H.	Local Recruitment, Labour Relations and Conditions (see Key Performance Indicators in Attachment 3)

(i)	Local labour recruitment commitments
(a)	Project procedures for hiring
(b)	Requirements on workers recruitment with information on origin of migrant or local workers (NIL, SIL, other areas), position/work occupied, and with sex-disaggregation. (SOL and contractors)
(c)	Tracking of recruitment of women personnel (SOL and contractors)
(ii)	Nature of labour dispute or grievance, including conflicts between groups
(iii)	Legal requirements, Permit conditions and renewal requirements

(iv)	Authorities in charge of investigation/recording
(v)	Media, civil society organizations/NGOs, or community reactions (if any)
(vi)	Corrective actions, deadlines, identification of responsible parties
(vii)	Labour relations and living conditions for construction labour force

I.	Environmental Capacity

(i)	Staff capacities in environmental management (as relevant) including number and suitability of environmental management personnel
(ii)	Degree of awareness of:
(a)	environmental management,
(b)	health and safety,
(c)	environmental laws and regulations
(iii)	Training conducted, if any, including the number of sessions, topics covered and percentage of workforce trained
(iv)	Needs assessment of environmental management capacity (as relevant)
(v)	Awareness level of LOUC and contractors’ field personnel
(a)	Training conducted on environmental management, health and safety, environmental laws and regulations, emergency response, preventative measures
(b)	Number of LUOC and contractors’ staff trained

J.	Social Management Capacity

(i)	SOL Social team / External Relation Team– number, competence and adequacy of staff who are implementing the IPP and RP
(ii)	Human resources department – number and adequacy of staff to monitor labour and working conditions
(iii)	Training conducted, if any, including the number of sessions, topics covered and percentage of workforce trained
(iv)	Name, designation and signature of person responsible for preparing/reviewing the report

K.	Stakeholder Engagement/CSR Activities

(i)

Details of consultation and participation activities (with gender disaggregated data), including, where applicable, local community, women’s issues and concerns, NGOs, cultural and social groups, leaseholders, and other stakeholders, including affected groups

(ii)	Details of approach/methodology on addressing the concerns and issues raised at consultations
(iii)	Describe efforts to promote community relations and local development for people of the project area
(a)	Community programs in NIL and SIL (if any)
(b)	Community programs in other communities not directly affected (if any)
(c)	Business opportunities provided to women and other vulnerable groups (if any)
(iv)	Implementation of grievance mechanism
(a)	Grievances recorded
(b)	Types of complaints and status of resolution
(c)	Effectiveness of grievance mechanism
(v)	Project procedures for acquisition of goods and services

L.

Issues, Status of Implementation of Mitigating Measures in the Environmental Management Plan and Compliance with Environmental Qualities and Standards (national and international, as relevant) and Environmental and Social Requirements

(i)	Air and Odor
(ii)	Water (surface and ground water)
(iii)	Waste generation and management
(a)	Wastewater
(b)	Solid and hazardous waste
(iv)	Soil
(v)	Biodiversity and habitat
(vi)	Noise and vibration
(vii)	Occupational health and safety
(a)	Training programs carried out
(b)	Emergency situations and response
(viii)	Community health, safety and security
(ix)	CO2 emissions by the Projects
(x)	Earthquake occurrences/incidences (seismicity)
(xi)	Environmental Management Plan
(xii)	Environmental Monitoring Results and assessments
(xiii)	Findings and recommendations of ISO 14001 and ISO 18001 audit
(xiv)	Problems encountered and action plan for the next reporting period
(xv)

Other information and feedback (please list any information that the Project should be aware of. This may relate to emerging environmental issues or pending or new regulations that could affect environmental performance of the Project and to broader environmental matters such as community initiatives within the Company, positive media, NGO attention, training activities, management or cost savings through process efficiency, environment-friendly processes). Matrix of the Environmental and Social Management Plan (ESMP) should be used to indicate the progress and status of implementation of the ESMP.

Attachment 1: Project KPIs related to the Resettlement Plan

Key Performance Indicator (KPI)
As indicated in the Chapter 13 Monitoring and Reporting (pp 89-90) of the Resettlement Plan, some monitoring indicators that could be examined as a part of the process will include the following:

●No. of vulnerable households and their status

●Skill levels in the community especially amongst the affected Project affected families and how it has changed over a period of time

●Literacy levels with focus of female and child literacy

●Standard of living quantified by asset ownership, quality of house, access to amenities (clean drinking water, sanitation, roads, electricity etc.)

●Land ownership/user rights of affected families

●Occupation/livelihood profile and changes therein

●Influx and out-migration

●Work participation rate of male and females

●Occupational pattern of the family – number of family members in occupations and nature of that occupation and income generated from it

●Average annual income levels of households

●Nature of traditional/customary rights used for livelihood generation if any

●Total landownership at the family/household level (private, traditional, customary)

●Proportion of landless, agricultural labourers, sharecroppers

●Type of housing/commercial structure value

●Personal access to durable assets and any movable assets

●Ownership of livestock

●Access to common property resources

●Access/arrangement/adequacy of physical infrastructure (road, electricity, drinking water, sanitation, telecommunication, etc.)

●Access/arrangement/adequacy of social infrastructure (education, health, credit sources, markets, skill development, play grounds, worship places, etc.)

Attachment 2: Project KPIs related to the IPP

Performance Objective	Key Performance Indicator (KPI)
Disbursement of compensation payments

●Compensation payments disbursed according to number and category of losses set out in the entitlement matrix (women, men, and vulnerable groups)

●Identification of the displaced persons losing land temporarily, e.g. soil disposal, borrow pits, contractors' camps (women, men, and vulnerable groups)

Restoration of Livelihoods

●No. of affected persons with replacement agriculture land (women, men, and vulnerable groups)

●Quantity of land owned/contracted by affected persons (women, men and vulnerable groups)

●No. of households with agricultural equipment (women, men)

●No. of households with large/medium/small livestock (women, men)

●Number of agricultural plot with access to irrigation(women, men, and vulnerable groups)

●No. of affected persons under the rehabilitation programs (women, men, and vulnerable groups)

●No. of affected persons who received vocational training (women, men, and vulnerable groups)

●Types of training and number of participants in each (women, men)

●No. and % of affected persons covered under livelihood programs (women, men, and vulnerable groups)

●No. of affected persons who have restored their income and livelihood patterns (women, men, and vulnerable groups)

●Extent of participation in vocational training programs (women, men)

●Degree of satisfaction with livelihood programs (women, men)

●% of successful enterprises breaking even (women, men, vulnerable groups)

●% of affected persons who improved their income (women, men, and vulnerable groups)

●% of displaced persons who improved their standard of living (women, men, and vulnerable groups)

Performance Objective	Key Performance Indicator (KPI)
Employment

●Preferential employment for working age member of significantly affected land owners family

●Recruitment of 30% unskilled workers (women and/or Batak people) during construction stage and 20% semi-skilled workers from the affected area (Pahae Jae & Pahae Julu) and North Tapanuli Regency (NTR)

●Priority training of working age member of significantly affected land owners family

●Recruitment of semi-skilled workers. Preferential employment for working age member of significantly affected land owners family

●20% skilled workers (e.g. technical/laboratory and administrative/clerical positions) are women and/or Batak people from the project area and NTR

Meaningful consultations

●How many affected persons know their entitlements?

●Number of general meetings (for both men and women)

●Percentage of women out of total participants

●Number of meetings exclusively with women

●Level of participation in meetings of women, men, and vulnerable groups (specify if high, medium, low)

Grievance redress for project-related complaints

●Have any displaced persons used the grievance redress procedure? What were the outcomes? (women, men)

●Have grievances been resolved? (women, men)

●What are the subjects of the grievances? (women, men)

Institutional Arrangements

●Have all land acquisition and resettlement staff been appointed and mobilized on schedule for the field and office work? (women, men)

●Have capacity building and training activities been completed on schedule? (women, men)

Benefit monitoring

●Changes in patterns of occupation, production, and resource use compared to pre-project situation (women, men)

●Changes in income and expenditure patterns compared to pre project situation (women, men)

●Changes in cost of living compared to pre-project situation (women, men)

●Have displaced persons' incomes kept pace with the change? (women, men)

Attachment 3: Project KPIs related to the Social Aspects of the ESMP

Performance Objective	Key Performance Indicator (KPI)
Ensure the compliance on labour standard

●Contractor contract review

●Contractor records on workers diversity: number of workers by job responsibility (management, skilled labour, unskilled labour), age, gender and ethnicity, locality

●Training records (records to show sex-disaggregated data)

●Maintenance of complaints log

●Percentage of staff trained according to the training plan (records to show sex-disaggregated data)

●Percentage of staff performing work for which they are not trained or verified as competent (records to show sex-disaggregated data)

●Percentage of staff trained according to the training plan

●Percentage of staff performing work for which they are not trained or verified as competent

●Zero incidence of forced labour and child labour on site

●Sex-disaggregated data on SOL and Contractors records of salaries and benefits provided to staff/workers

Maintain the project overall goal of zero social impact	●Number social incidents reported ●Number of community complaints reported ●Maintenance of complaints log
Maintain compliance with workplace inspection, observation and audit schedules

Prepare a labour In-migration Management Plan to cover the following issues:

●avoid or minimize transmission of communicable diseases associated;

●protocols for migrant workers interaction with local communities;

●camp habitation management;

●Pre-employment medical exams or health screening;

●Percentage of daily inspections completed;

●Percentage of audits completed; and

●Maintenance of complaints log.

SIGNATORIES

KYUDEN SARULLA PTE. LTD.
as Borrower

By: ________________________

Name : Takashi Tajiri
Title : Director

ADB Facility Agreement
Signature Page - 1

ORSARULLA INC.
as Borrower

By: ______________________________

Name : AMNON GABBAY
Title : Autorised Signatory

ADB Facility Agreement
Signature Page - 2

PT MEDCO GEOPOWER SARULLA
as Borrower

By: ______________________

Name : NOOR WAHYU HIDAYAT

Title : DIRECTOR

ADB Facility Agreement
Signature Page - 3

SARULLA OPERATIONS LTD
as Borrower

By: [signature]

Name : Takao Shinohara

Title : Authorised Signatory

ADB Facility Agreement
Signature Page - 4

SARULLA POWER ASSET LIMITED
as Borrower

By: 岡田剛

Name : Tsuyoshi Okada

Title : Director

ADB Facility Agreement
Signature Page - 5

ASIAN DEVELOPMENT BANK, in its individual capacity

By: ____________________

Name : Christopher Thieme

Title : Director
Infrastructure Finance Division 2

ADB Facility Agreement
Signature Page - 6

By: ______________________________

Name : Christopher Thieme

Title : Director
Infrastructure Finance Division 2

ADB Facility Agreement
Signature Page - 7

By: ______________________

Name : Christopher Thieme

Title : Director
Infrastructure Finance Division 2

ADB Facility Agreement
Signature Page - 8